Exhibit 99.1
For Immediate Release

Contact:	(News Media) Barbara Ciesemier +1.312.396.7461
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Announces Increase to Securities Repurchase Authorization and Provides Repurchase Guidance

Carmel, Ind. December 18, 2013 - CNO Financial Group, Inc. (NYSE: CNO) today announced that its Board of Directors has approved an additional $300 million to repurchase the company’s outstanding common stock and warrants. As of September 30, 2013, CNO had repurchased $221.6 million of securities in 2013 at an average price of $11.84 per share and had remaining repurchase capacity under the buyback program of approximately $128 million. The repurchase program is intended to be implemented through purchases made from time to time in the open market, through private transactions or by a tender offer, in accordance with Securities and Exchange Commission requirements. The amount and timing of the securities repurchases (if any) will be based on business and market conditions and other factors.

In addition, the company is providing the following securities repurchase guidance:

•	Full year 2013 repurchases in the $250 million range

•	2014 repurchases of $225 million to $300 million

The company will provide additional information and other select 2014 guidance during the 2014 Outlook conference call today at 2:00 p.m. (EST). There will be a live webcast of the presentation, including presentation materials, available on the Investors section of the company’s website http://ir.CNOinc.com. Participants should go to the website at least 15 minutes before the event to register and download any necessary audio.

About CNO Financial Group
CNO Financial Group, Inc. (NYSE: CNO) is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - primarily serve middle-income pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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